United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934
January 27, 2009
(Date of Report)
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513
(Address of principal executive offices)	(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On January 27, 2009, Ultralife Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with JP Morgan Chase Bank, N.A. and Manufacturers and Traders Trust Company (together, the “Lenders”). The Restated Credit Agreement reflects the previous ten amendments to the original Credit Agreement (the “Credit Agreement”) dated June 30, 2004 between the Company and the Lenders and modifies certain of those provisions.
          The Restated Credit Agreement among other things (i) increases the current revolver loan commitment from $22,500,000 to $35,000,000, (ii) extends the maturity date of the revolving credit component from January 31, 2009 to June 30, 2010, (iii) modifies the interest rate, and (iv) modifies certain covenants.
          The rate of interest is based, in general, upon either a LIBOR rate plus a Eurodollar spread or an Alternate Base Rate plus an ABR spread, as that term is defined in the Restated Credit Agreement, within a predetermined grid, which is dependent upon whether Earnings Before Interest and Taxes for the most recently completed fiscal quarter is greater than or less than zero. Additionally, among other covenant modifications, the Restated Credit Agreement modifies the financial covenants by (i) revising the debt to earnings ratio and fixed charge coverage ratio and (ii) deleting the current assets to liabilities ratio.
          The foregoing summary of the Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Restated Credit Agreement which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Restated Credit Agreement, dated January 27, 2009, among the Company and the Lenders.

99.2	Press Release, dated January 29, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2009	ULTRALIFE CORPORATION
/s/ Robert W. Fishback
Robert W. Fishback
Vice President of Finance & Chief Financial Officer